Exhibit 10.1

EMPLOYMENT AGREEMENT

The following shall evidence the agreement between Yuma Energy, Inc., its subsidiaries and affiliates (“Yuma” or the “Company”) and Paul McKinney (“Employee”), for the purpose of Employee functioning as Executive Vice President and Chief Operating Officer (“COO”) in accordance with the following terms and/or conditions.

ARTICLE I. DEFINITIONS

The terms defined in the attached Exhibit “A” shall have the meaning therein described for purposes of this Agreement.

ARTICLE II. TERM

This Agreement shall become effective as of October 15, 2014. This Agreement shall continue in full force and effect for a primary period of two (2) years (the “Initial Term”), unless terminated pursuant to Article V of this Agreement. At the end of the Initial Term, the Agreement will be automatically extended for subsequent monthly periods (“Renewal Terms”) unless and until terminated pursuant to Article V. The period during which Employee is employed under this Agreement (including any Renewal Terms) will be referred to as the “Employment Period”.

ARTICLE III. DUTIES

During the Employment Period, Employee shall be responsible for the performance of such duties and services of an executive, administrative and managerial nature as shall be specified from time to time by the Chairman or its Board of Directors in connection with the business and activities of the Company. In general, Employee will be responsible for profitability and supervising all aspects of oil and gas exploration, exploitation, production and development, and reservoir engineering and company reserves.  He will work with the Chairman, President and CFO to enhance and create operating processes that ensure a platform for continued profitable growth as the Company reaches its full potential. Employee will perform his duties in a manner consistent with standards established by law and by the applicable rules of professional conduct.

Employee’s primary duties shall be as follows:

A.
Work with the President to develop standards for reservoir engineering, reserve estimates and economic analyses; use portfolio development and ranking to manage prospects; perform post-mortem analyses to compare pre-drill estimates to post-drill results; and integrate operations strategies with financial and land strategies.

B.
Work with the President to assess the Company’s existing asset acquisition processes and capabilities to ensure effective, thorough, and responsive technical, economic, and risk assessments; recommend and implement changes, as appropriate.  Assist in review and evaluation of potential asset acquisitions, evaluate economic opportunities and risks, and reach proper risk/reward decisions.

C.
Full and direct responsibility for all aspects of operations including drilling, well completion, production and midstream facility management activities. Work to improve production in the field and work with Vice President of Production to integrate the California operations. Establish criteria for accurate and timely measurement of operational results, deliver optimal operating results, and regularly and systematically appraise and evaluate results against industry standards and Company objectives.

D.
Participate in key decisions as a member of the executive management team including assisting in reviewing monthly, quarterly and annual financial results.  Enhance the Company’s future direction by formulating, recommending, and implementing short and long-term plans. Develop, implement and manage process and programs that enhance the Company’s productivity, carry out approved strategies, achieve cost improvements, and attain established objectives.

Paul McKinney Employment Agreement
October 15, 2014

E.
Work with the Chairman to assess the Company’s current operating talent and to develop and maintain a sound organization that plans for growth objectives and encompasses attracting, motivating, and retaining key personnel and reducing exposure to underperforming personnel.  Mentor subordinates and delegate responsibilities, authorities and direction, as required, ensuring they are defined and understood.

F.	Oversee the Company’s Environmental, Safety & Regulatory Compliance policies and monitor operations for agency compliance to satisfy federal, state, and local guidelines.

G.	Keep the Chairman, President and the Board informed through timely and accurate reporting, both formally and informally.

Employee will perform such other duties and responsibilities as directed by the Chairman or the Board, and shall perform his duties in a manner consistent with standards established by law and by the applicable rules of professional conduct.

ARTICLE IV. COMPENSATION

Yuma shall pay Employee as compensation for his services hereunder the following:

A.
A base compensation of $29,166.67 per month ($350,000.00 per year) (“Base Compensation”), paid semimonthly on the fifteenth and the last day of each month, consistent with Yuma’s normal payroll procedures.

B.
Employee is eligible to participate in Yuma’s 2011 Stock Option Plan or any successor plan (the “Stock Plan”) and will enter into a Restricted Stock Agreement in accordance with and subject to the terms of the Stock Plan for a grant of restricted stock as described in Exhibit B, and may in the future, as determined by the Company’s Board of Directors in its sole discretion, periodically receive additional grants under the Stock Plan, subject to the terms and conditions thereof (“Stock Awards”).

C.
Employee is eligible to participate in Yuma’s Annual Incentive Plan and may, as determined by the Company’s Board of Directors in its sole discretion, receive annual bonuses based on achievement of pre-determined objective individual and corporate performance goals established by the Board of Directors.  The target incentive bonus on an annual basis shall be 50% of annual Base Compensation upon Employee’s attainment of 100% of Employee’s individual and corporate goals, and 200% of Employee’s annual Base Compensation based upon Employee’s attainment of 120% of Employee’s individual and corporate goals.

D.
Employee shall be provided coverage in Yuma’s group medical, dental, and life insurance plans, 401(k) retirement plan, and other insurance plans or benefits provided by Yuma at the levels of coverage and/or amounts commensurate with other employees of the Company and consistent with Yuma’s policies (“Benefits”).

E.	Employee shall be entitled to five weeks paid annual vacation, to be taken in accordance with Yuma’s policies.

F.
Yuma agrees to reimburse Employee for all normal business expenses needed to carry out his duties, including, without limitation, expenses of attending pre-approved seminars and conferences, business-related travel, and business-related entertainment. Yuma will reimburse Employee expenses associated with professional associations and continuing professional education with preapproval. Employee must submit a proper expense report consistent with Company policy and regulations promulgated by the Internal Revenue Service in order to obtain reimbursement.

Paul McKinney Employment Agreement
October 15, 2014

ARTICLE V. TERMINATION

A.
This Agreement may not be terminated during the Initial Term or any Renewal Term for any reason other than Employee’s resignation due to illness, Employee’s death, or termination by the Company with Cause.  Employee’s employment shall terminate, without the need for any action by Company, upon Employee’s death.

B.
This Agreement may be terminated at the end of the Initial Term or at the end of any Renewal Term by either party upon sixty (60) days written notice to the other party (“Notice Period”). In the case of the Employee wishing to tender his resignation under the provisions of this paragraph, Employee and Yuma agree to keep such resignation quiet and confidential in order for Yuma to find a replacement and make the proper announcement to the other employees of Yuma. Employee agrees to cooperate and assist any employee of Yuma in the transition phase of his duties at Yuma during the Notice Period.

C.
The Company may terminate Employee’s employment under this Agreement for Cause at any time, by providing Employee with a Notice of Termination.  If the Employee’s employment is terminated by the Company for Cause, Company shall be released from any further obligations to Employee, other than any unpaid portion of Employee’s Base Compensation and Benefits accrued through the Termination Date.  All unvested Stock Awards will be forfeited as of the Termination Date.  Employee’s obligations under Article VII shall continue after termination pursuant to the terms of this Agreement.

ARTICLE VI.  NONDISCLOSURE OF INFORMATION CONCERNING BUSINESS

Except as may be required in the performance of his duties under this Agreement, Employee will not at any time, in any fashion, form, or manner, either directly or indirectly divulge, disclose, or communicate to any person (exclusive of Yuma employees), firm, or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to the business of Yuma, including, without limitation, information concerning any of its Prospects, Acquisition Projects, or joint ventures, the name of any customers, the prices it obtains or has obtained, or at which it sells or has sold its products, or any other information concerning the business of Yuma, its manner of operation, or its plans, processes, or other data of any kind, nature, or description without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important. The parties hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effective and successful conduct of the business of Yuma, and its good will, and that any breach of the terms of this section is a material breach of this Agreement.

ARTICLE VII. CONFIDENTIAL INFORMATION AND NON-SOLICITATION

Employee acknowledges that in connection with his employment and in the course of his affiliation with Yuma, he will be provided with Confidential Information, as hereinafter defined, of which Employee has not had knowledge before the execution of this Agreement.  Employee acknowledges that all Confidential Information is of great value to Yuma, and essential to Yuma's preservation of its business and goodwill. In recognition and in consideration of the foregoing and of the training and education to be provided by Yuma, Employee expressly covenants and agrees:

A.	Definition of Confidential Information. For purposes hereof, “Confidential Information” shall mean:

1)	The financial condition of Yuma; records of transactions, and other information concerning the business of Yuma; or any information acquired from the inspection of Yuma’s records or property;

2)	The name and location of any Yuma Leads, Prospects, 3-D Seismic Projects, Unconventional Projects, Acquisition Projects or joint ventures;

3)
All information concerning Leads, Prospects, 3-D Seismic Projects, Unconventional Projects, Acquisition Projects, Reserves, potential discoveries of hydrocarbons, seismic data and interpretations thereof, geological and Prospect maps, future development drilling locations, reports of drilling and well operations, well data, logs, technical processes, pricing and bidding methods, proprietary marketing and proprietary sales techniques, production and processing techniques, systems, products, services, designs, inventions, research records, technical data, information about costs, profits, and key personnel, heretofore or hereafter acquired, developed and/or used by Yuma;

Paul McKinney Employment Agreement
October 15, 2014

4)	2D seismic lines and 3D seismic data, which are licensed and/or the property of Yuma. Employee will not keep copies of such data;

5)	Terms and provisions of any seismic, joint venture, farm-out, farm-in, seismic survey participation, or drilling participation agreements; terms of any special JOA provisions;

6)	Terms and provisions of this Agreement, and of Yuma polices, manuals, guidelines or internal directives.

B.
Employee Shall Not Disclose Confidential Information.  Employee agrees that the direct or indirect disclosure of any Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, and cause irreparable harm to the Company.  Employee also agrees that disclosure of Confidential Information may constitute improper appropriation and/or use of proprietary information and trade secrets.  Except as set forth in Paragraph C below, or when the Confidential Information is part of the marketing effort for Prospects and Projects, or where authorized by the CEO of Yuma for the benefit of Yuma, Employee agrees that Employee shall not, directly or indirectly, at any time, divulge to any persons, firms, corporations, governmental entities or agencies or other entities, any Confidential Information.  This non-disclosure of Confidential Information covenant shall extend for a period of two years following the termination of this agreement.

C.	Exceptions to Non-Disclosure of Confidential Information. Notwithstanding the foregoing, the restrictions on disclosure shall not apply to any Confidential Information or portion thereof which:

1)	At the time of disclosure by Employee is generally and readily available to the public other than by an act or omission on the part of Employee;

2)	At the time of disclosure by Employee has been acquired from or made available to Employee by a third party having the lawful right to disclose such information;

3)
Employee is required to disclose pursuant to any state or federal law, rule or regulation or by an applicable judgment, order or decree of any court or government body or agency having jurisdiction over such matter. However, if possible Employee will notify Yuma in writing at least twenty (20) days prior to the date of such required disclosure to enable Yuma to seek an appropriate protective order to take such other actions as it deems necessary or appropriate;

4)
Employee may disclose the terms of this Agreement to his creditors, mortgage lenders, and financial institutions as required. In addition, Employee may divulge information relating to the occurrence of a change in control, to calculations of payments required under this Agreement, or to a termination of this Agreement, to Employee's attorney or accountant solely for such attorney's or accountant's confidential use with respect thereto. Employee shall provide Yuma with a copy of such information and the name of the accountant or attorney given such information.

D.
Non-Solicitation.   Employee covenants and agrees that to protect the Confidential Information, it is necessary to enter into the following restrictive covenants which are ancillary to enforceable promises between the Company and Employee in this Agreement:

1)
Employee shall not at any time, solicit or cause or authorize directly or indirectly to be solicited, or accept or cause or authorize directly or indirectly to be accepted, for or on behalf of himself or third parties, any business from third parties who are not considered normal industry participants.  For clarification, this non-solicitation provision would include contacts developed personally by Sam Banks such as Ignacio Rivas and Ricardo Goizueta from Madrid, Spain. Further, this covenant extends for a period of two (2) years following the termination of this Agreement.

2)
For the Employment Period of this Agreement, and for two (2) years after this Agreement is terminated, Employee agrees not to solicit or cause or authorize directly or indirectly to be solicited for employment, or cause or authorize directly or indirectly to be employed, for or on behalf of the Employee or any third parties, any person who is a current employee of Yuma.

E.
Return of Confidential Information upon Termination.  Employee expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protected business interest of the Company.  All files, records, documents, memoranda, software, electronic data or other writings whatsoever made, compiled, acquired, or received by Employee during the Employment Period with Company arising out of, in connection with, or related to any activity or business of the Company are the sole and exclusive property of the Company, and shall, together with all copies thereof, be returned to the Company by Employee immediately, without demand, upon the termination of Employee’s employment with the Company.

Paul McKinney Employment Agreement
October 15, 2014

F.
Injunctive and Other Relief.  Employee acknowledges and agrees that the services to be rendered by him to the Company are of a special, unique and extraordinary character and, in connection with such services, he will have access to business opportunities, intellectual property and Confidential Information vital to the Company’s business.  Employee acknowledges that a remedy at law for any breach or attempted breach of the foregoing under this Article will be inadequate, and agrees that the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity under this Agreement or otherwise:

1)
The right and remedy to have each and every one of the covenants in this Agreement specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the non-solicitation or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company and its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company and its subsidiaries, affiliates, successors or assigns.  The Company shall not be prohibited by this provision from pursuing all other remedies at law or equity available to the Company, including a claim for losses and damages.

G.
Reasonableness of Limitations.  Employee acknowledges and agrees that the restrictive covenants and agreements contained herein are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information, and other business interests of the Company, and its affiliates, successors and assigns.  If, however, any court subsequently determines that any of such covenants or agreements, or any part thereof, is invalid or unenforceable, the remainder of such covenants and agreements shall not thereby be affected and shall be given full effect without regard to the invalid portions.

H.
Survival.  Each covenant provided in this agreement under Article VII hereof shall survive the termination of this Agreement and of Employee’s employment with the Company, whether by resignation, discharge or otherwise.

Paul McKinney Employment Agreement
October 15, 2014

ARTICLE VIII.  MISCELLANEOUS PROVISIONS

A.           Relationship of Parties

During the Employment Period of this Agreement, Employee shall be an employee of Yuma and shall not directly or indirectly render any services of a commercial or professional nature to any other person or business organization (excluding church or family matters), whether or not for compensation, without the prior written consent of the Company.

B.           Notices

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or by registered mail, return receipt requested in the United States mail, postage paid, addressed as follows:

Company:The Yuma Companies, Inc.
  Attn:  Mr. Sam Banks
  1177 West Loop South, Suite 1825
  Houston, Texas  77027

Employee: Address on file with the Company.

Either party may change such addresses from time to time by providing written notice inthe manner set forth above.

C.           Entirety of Agreement

This Agreement supersedes all other agreements, either oral or in writing, between the parties to this Agreement, with respect to the employment of the Employee by Yuma. This Agreement contains the entire understanding of the parties and all of the covenants and agreements between the parties with respect to such employment.

D.           Amendment

This Agreement may be modified or amended only if the modification or amendment is made in writing and is signed by both parties.  The previous sentence notwithstanding, any such modification or amendment shall be in compliance with the provisions of Section 409A of the Code and shall not cause any benefit available pursuant to this Agreement to be includible in income or cause Employee to be subject to any penalty tax or interest charges that may be imposed by reason of a violation of the form and operational requirements of Section 409A of the Code.

E.           Severability

If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it should become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.  This Agreement should be construed by limiting it and reducing it only the minimum extent necessary to be enforceable under applicable law.

F.           Waiver of Contractual Right

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

Paul McKinney Employment Agreement
October 15, 2014

G.           Applicable Law

The laws of the State of Texas shall govern this Agreement.

H.	Compliance with Section 409A

1)
The Company and Employee intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the treasury regulations relating thereto so as not to subject Employee to the payment of the tax, interest and any tax penalty which may be imposed under Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in Employee being subject to payment of tax, interest and tax penalty under Code Section 409A, the Company and Employee agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to Employee.

2)
If Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Employee’s separation from service (within the meaning of Treas. Reg. Section 1.409A-1(h)), then any payment or benefit pursuant to this Employment Agreement on account of Employee’s separation from service, to the extent such payment constitutes non-qualified deferred compensation subject to Section 409A and is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code (after taking into account any exclusions applicable to such payment under Section 409A), shall not be made until the first business day after (i) the expiration of six (6) months from the date of Employee’s separation from service, or (ii) if earlier, the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Employment Agreement (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay), will be paid or reimbursed to Employee in a lump sum and any remaining payments and benefits due under this Employment Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

3)
Employee acknowledges that (i) the provisions of this Article VIII, Paragraph H may result in a delay in the time which payments would otherwise be made pursuant to this Agreement and (ii) the Company is authorized to amend this Agreement, to void or amend any election made by Employee under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A of the Code (including any transition or grandfather rules thereunder) without prior notice to or consent of Employee. Employee hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by Employee as a result of the application of Section 409A of the Code.

ARTICLE IX.  ALTERNATIVE DISPUTE RESOLUTION

All controversies, claims and disputes arising under or relating to this Agreement, including tort claims and including the issue of arbitrability shall be first submitted to mediation, and if that is unsuccessful, then the dispute shall be finally resolved by arbitration under the procedures hereafter detailed.

A.
Mediation.  Mediation, as defined in Section 154-023 of the Texas Civil Practices and Remedies Code, shall be initiated by written notice from one party to the other.  The notice shall reasonably describe and identify the issues or claims to be mediated.  The other party can respond with a written notice of additional issues or claims.  The parties shall schedule a mediation to take place within 30 days from the receipt of the written notice of mediation, pursuant to the Mediation Procedures of the CPR International Institute for Conflict Prevention & Resolution (“CPR”) in effect on the date of this Agreement.  Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals. All proceedings pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by applicable law.

B.	Arbitration.

Paul McKinney Employment Agreement
October 15, 2014

1)
If the dispute has not been resolved by the mediation provided for herein, it shall then be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration (the “CPR Rules”) in effect on the date of this Agreement.  Either party may initiate the arbitration by filing its statement of claim within fifteen days after the mediation provided for herein.

2)
The arbitration shall be conducted and decided by a person mutually agreeable to the parties and knowledgeable and experienced in the type of matter that is the subject of the dispute.  If the parties cannot agree on an arbitrator within fifteen (15) days after arbitration has been initiated by the filing of the notice, then he/she shall be selected from the CPR Panel using the CPR Rules.

3)
The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. 1-16.  The arbitration shall occur in Houston, Texas, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

4)	If reasonably possible, arbitration shall be commenced within 30 days of the selection of the arbitrator. The arbitrator shall render the award not later than 30 days after the last hearing date.

5)
The arbitrator shall bill his or her fees and costs attributable to such binding arbitration in equal shares to the parties and each party shall bear its own attorneys’ fees and/or out-of-pocket costs expended by it.  If any party seeks to modify or overturn all or a portion of the arbitrator’s award and is unsuccessful, then the opposing party shall be awarded all of its reasonable attorneys’ fees incurred in the arbitration. If it becomes necessary for a prevailing party to secure judicial confirmation of the award and to otherwise undertake legal action to collect an award, then such party shall be entitled to its reasonable attorneys’ fees and all costs for such action.

6)
No Punitive Damages.  No punitive damages are recoverable in the arbitration. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover any punitive or exemplary damages with respect to any dispute between them.

Paul McKinney Employment Agreement
October 15, 2014

ARTICLE X.  EMPLOYEE ACKNOWLEDGMENT

Employee has read the contents of this Agreement, has consulted with counsel of his choosing, understands its terms, and agrees that, in consideration for his employment or continuing employment, training with the Company, and any other consideration recited herein, he will be bound by the terms, covenants and restrictions set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement this 15th day of October, 2014.

YUMA ENERGY, INC.

By:	/s/ Sam L. Banks
Sam L. Banks, CEO

By:	/s/ Paul McKinney
Paul McKinney

EXHIBIT “A”
To that Employment Agreement
Dated October 15, 2014
Between Yuma Energy, Inc.
and
Paul McKinney

 Definitions

As used herein, each term defined in the Agreement shall have the meaning assigned in the Agreement, unless expressly provided below to the contrary. The Agreement has been divided into articles and paragraphs for convenience only, and it is understood that the rights, powers, privileges, duties, and other legal relations of the parties hereto shall be determined as an entirety without regard to such divisions into articles and paragraphs and without regard to headings prefixed to such articles and paragraphs.

(a)	The term “Acquisition Project” shall mean an acquisition of proved reserves being PDP, PDNP or PUD acquired by Yuma during the term of this Agreement, with or without non-proved potential.

(b)	The term “Agreement” shall mean this Employment Agreement, as amended, modified, or supplemented from time to time.

(c)	The term “Article” shall mean an article of this agreement, unless the context otherwise requires.

(d)	Regarding a dismissal for cause, the term “Cause” shall be defined as any of the following:

1)  material breach of any term of this Agreement or any other contract between Employee and Company or material breach of any statutory duty, fiduciary duty or any other obligation Employee owes the Company;

2) commission of an act of fraud, theft, embezzlement or other unlawful act by Employee against or with respect to Yuma, its affiliates or customers or engaging in unprofessional, unethical or other intentional acts that materially discredit the Company as shall be reasonably determined to have occurred by the Board of Directors of the Company;

3)  conviction or plea of nolo contendere by Employee of a felony by a court of competent jurisdiction;

4)  Employee’s failure or refusal to comply in any material respect with material Company policies or lawful directives; or

5)  refusal or material failure by Employee to perform his job duties and responsibilities (other than due to serious physical or mental illness, injury or medical condition) if such failure and/or refusal is not cured within thirty (30) days after written notice thereof is provided to Employee by Yuma.

(e)	The term “CEO” shall mean Chief Executive Officer.

(f)	The term “CFO” shall mean Chief Financial Officer.

(g)	The term “Code” means the Internal Revenue Code of 1986, as amended, or its successor. References herein to any section of the Code shall include any successor provisions of the Code.

(h)
The term “Lead” shall mean any idea which suggests a direction for further geological and or geophysical investigation.  A Lead can be a step in the direction toward creating a Prospect.  A Lead is a geological or geophysical idea which lacks the supporting data to be considered drillable.

(i)
The term “Notice of Termination” means a written notice setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment for Cause, and specifying the Termination Date.  The failure of Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of Company, or preclude Company from asserting such fact or circumstance in enforcing the Company’s rights.

(j)	The term “Prospect” shall mean the identification of the existence of a certain geological structure, conducive to the Production of oil and gas underlying a certain area of land.

(k)
The term “Reserve” shall mean that portion of the identified oil and/or gas resource from which a usable mineral and energy commodity can be economically and legally extracted at the time of determination.

(l)
The term “3-D Seismic Project” shall mean the identification of the existence of “Lead”(s) in a geographical area, requiring a 3-D seismic survey to be conducted in order to mature the “Lead”(s) to a “Prospect”(s) status.

(m)	The term “Termination Date” shall mean the date on which Employee’s employment terminates with the Company.

(n)
The term “3-D Seismic Project” shall mean the identification of the existence of “Lead”(s) in a geographical area, requiring a 3-D seismic survey to be conducted in order to mature the “Lead”(s) to a “Prospect”(s) status.

(o)
The term “Unconventional” Projects and Prospects shall mean those projects/prospects which are regional in nature, typically lack definable water contacts and/or hydrocarbon traps, and typically are developed with the use of horizontal drilling and isolated multi-stage hydraulic fracturing.

EXHIBIT “B”
To that Employment Agreement
Dated October 15, 2014
Between Yuma Energy, Inc.
and
Paul McKinney

Restricted Stock Terms and Conditions

The terms and conditions of the grant of restricted stock will be as follows: $525,000 of Restricted Stock (“Grant 1”) will be granted in a Restricted Stock Agreement pursuant to the Stock Plan during the next annual compensation committee meeting, which is expected to occur on or around December 31, 2014.  The valuation of Yuma for Grant 1 will be $387,462,835 (based on the valuation in the Pyramid merger agreement entered into on February 6, 2014).  Grant 1 will have a vesting period of 1/3, 1/3, 1/3 over three years.  The initial first year of vesting will start on October 15, 2014 and will end on October 14, 2015. The second year of vesting will start on October 15, 2015 and will end on October 14, 2016.  The third year of vesting will start on October 15, 2016 and will end on October 14, 2017.